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                                                                                                      EXHIBIT 12



                                                    METROPOLITAN EDISON COMPANY

                                          CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES


                                                                  (Unaudited)
                                                                  Year Ended         Nov. 7 -          Jan. 1 -
                                                                 Dec. 31, 2002     Dec. 31, 2001     Nov. 6, 2001
                                                                 -------------     -------------     ------------
                                                                              (Dollars in thousands)
EARNINGS AS DEFINED IN REGULATION S-K:                                                           |
   Income before extraordinary items.......................        $ 63,224           $14,617    |     $ 62,381
   Add-                                                                                          |
     Interest and other charges, before reduction for                                            |
       amounts capitalized and deferred interest income....          50,969             8,461    |       48,568
     Provision for income taxes............................          44,372            10,905    |       39,449
     Interest element of rentals charged to income (a).....             515              (693)   |          284
                                                                   --------           -------    |     --------
       Earnings as defined.................................        $159,080           $33,290    |     $150,682
                                                                   ========           =======    |     ========
                                                                                                 |
FIXED CHARGES AS DEFINED IN REGULATION S-K:                                                      |
   Interest on long-term debt..............................        $ 40,774           $ 5,615    |     $ 33,101
   Other interest expense..................................           2,636             1,744    |        9,219
   Subsidiary's preferred stock dividend requirements......           7,559             1,102    |        6,248
   Interest element of rentals charged to income (a).......             515              (693)   |          284
                                                                   --------           -------    |     --------
       Fixed charges as defined............................        $ 51,484           $ 7,768    |     $ 48,852
                                                                   ========           =======    |     ========
                                                                                                 |
CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES............            3.09              4.29    |         3.08
                                                                       ====              ====    |         ====




-------------------------

(a) Includes the interest element of rentals calculated at 1/3 of rental expense as no readily defined interest element can be determined.

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